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                                                                    EXHIBIT 18.1

March 10, 2008

Mrs. Linda Blake, Chief Financial Officer
Sigmatron International, Inc.
Elk Grove Village, Illinois 60007

Dear Mrs. Blake:

As stated in Note E to the condensed financial statements of Sigmatron International, Inc., for the three and nine months ended January 31, 2008, the Company changed the date of their annual goodwill impairment test under Statement of Financial Accounting Standards No. 142 ("FAS 142"), Goodwill and Other Intangible Assets, from the last day of the fiscal year to the first day of the fourth fiscal quarter. According to management of the Company, the change was preferable in the circumstances for the following reasons:

     (1) The impairment test procedures may be carried out during the fourth quarter and up to the filing of the Company's Form 10-K, which will allow the Company additional time to complete the required analysis under FAS 142.

     (2)  The change will not delay, accelerate or avoid an impairment charge.

At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning that formulated your basis to make this change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle described in Note E is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find to be unreasonable. Because we have not audited any financial statements of Sigmatron International, Inc. as of any date or for any period subsequent to April 30, 2007, we express no opinion on the financial statements for the three and nine months ended January 31, 2008.

Very truly yours,


/s/ BDO Seidman, LLP